UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 21, 2012

AMERICAN REALTY CAPITAL TRUST, INC.

(Exact name of Registrant as specified in its charter)

Maryland	001-35439	71-1036989
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of principal executive offices)

(646) 937-6900
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01.            Other Events.

On August 21, 2012, American Realty Capital Trust, Inc. (the “Company”) announced it closed on five properties, bringing the total properties acquired since the quarter ended June 30, 2012 to 15 properties with approximately 105,000 leasable square feet of space, located in nine states, at an aggregate purchase price of $20.8 million (exclusive of closing costs).

These purchases are consistent with the Company’s single tenant, long term, corporate credit, net lease investment strategy and represent the first closings in connection with the previously announced $64 million of property acquisitions. These 15 properties increased the Company’s overall portfolio to 501 properties, comprised of 63 distinct tenants, including one new tenant, Ruby Tuesday. Currently, 74% of the portfolio’s net operating income is derived from tenants carrying investment grade credit ratings. Geographically, the portfolio of properties is present in 43 states and Puerto Rico. The acquisitions are in line with ARCT’s strategy to achieve a diversified portfolio with a 60% concentration in the retail sector.

The table below provides a summary of the 15 properties acquired since June 30, 2012. For each tenant we have included the property’s location, contractual purchase price, rentable square footage, GAAP net operating income and average capitalization rate:

Tenant	Number of Properties	States	Average Capitalization Rate	Contractual Purchase Price (millions)	Rentable Square Footage	Annual GAAP Net Operating Income (millions)
Family Dollar	8	GA, TX, MI, OH, CO, WV	8.59%	$7.5	69,000	$0.6

Ruby Tuesday	7	FL, MN, MO	8.33%	$13.3	36,000	$1.1

Total / Average	15		8.42%	$20.8	105,000	$1.7

A copy of the press release announcing the update of the Company’s portfolio is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits

(d)     Exhibits

Exhibit No.	Description
99.1	Press Release, dated August 21, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST, INC.

August 21, 2012	By:	/s/ William M. Kahane
	Name:	William M. Kahane
	Title:	Chief Executive Officer and President